Exhibit 99.14

Unofficial translation
MINUTES OF THE MEETING 1/2017

ANNUAL GENERAL MEETING OF YIT CORPORATION ON MARCH 16, 2017

Time                                                                                                                                            March 16, 2017 at 10:00 a.m. – 12:09 p.m.

Venue                                                                                                                                     The Main Auditorium at Finlandia Hall, Mannerheimintie 13, Helsinki

Participants                                                                                                        At the start of the meeting, 575 shareholders were represented as evidenced by the voting list (Appendix 1), representing a total of 52,837,051 shares and votes.

Additionally present                                                           Satu Huber

Erkki Järvinen

Kari Kauniskangas

Tero Kiviniemi

Inka Mero

Juhani Pitkäkoski

Tiina Tuomela

Matti Vuoria

Juha Wahlroos, Authorised Public Accountant, chief auditor

1                                                                 Opening of the meeting

Matti Vuoria, chairman of the Board of Directors, opened the meeting and welcomed the participants.

2                                                                 Election of the chairman and inviting the secretary of the meeting

Attorney-at-law Pekka Jaatinen was elected as the chairman of the meeting.

The chairman invited Juha Jauhiainen, Corporate General Counsel, to act as the secretary to the AGM.

The chairman explained matters related to the discussion of items on the meeting’s agenda.

It was noted that the meeting will be recorded.

It was noted that certain nominee registered shareholders had given their representatives voting instructions and requested that these instructions be recorded in the minutes. The aforementioned nominee registered shareholders were represented at this meeting by Thomas Ellis with a power of attorney from Skandinaviska Enskilda Banken AB (publ.), Helsinki branch office, Tony Lindman with a power of attorney from Nordea Bank AB (publ.) Finland, and Samuel Wendelin with a power of attorney from Svenska Handelsbanken AB (publ.), Helsinki branch office, although no opposing instructions were received from the latter.

The chairman of the meeting had been informed of the voting instructions beforehand. According to the voting instructions, the nominee registered shareholders will not demand a vote on the agenda where they are instructed to object to the proposed decision or to abstain from the discussion; a note in the minutes in the relevant section is sufficient.

It was noted that if the meeting votes, the voting instructions on a matter will not be taken into account as such; instead, the representatives of the nominee registered shareholders who had given voting instructions are required to take part in the voting in order to implement the instructions given to them.

Insofar as the voting instruction to oppose regards a matter in which the AGM is, under law or the Articles of Association, required to make a decision, and no counter-proposal referred to in law or the Articles of Association is made, the voting instructions are interpreted as an opinion. The voting instructions are appended to the minutes.

3                                                                 Election of persons to verify the minutes and supervise the counting of votes

Jukka Ala-Mello and Jukka Reijonen were elected to check the minutes.

It was noted that Euroclear Finland Ltd will use their technical equipment to count the votes if any issues are voted on.

Juha Venäläinen and Elina Rinta were elected to supervise the counting of votes.

4                                                                 Adoption of the list of votes

A list of the participants at the beginning of the meeting and a voting list were presented, according to which 575 shareholders were present either in person or represented by a legal representative or proxy. It was entered in the minutes that, at the beginning of the meeting, 52,837,051 shares and votes were represented, in other words, approximately 41.53 per cent of all the shares and votes of the company.

The participants at the beginning of the meeting and the voting list were appended to the minutes (Appendix 1). It was noted that the voting list will be confirmed as corresponding to the participation situation at the beginning of any voting.

It was noted that the list of shareholders was available for viewing at the AGM.

It was noted that, in addition to shareholders, the chairman of the AGM, the chief auditor, meeting officials and members of company management were present at the meeting.

It was further noted that the company held 1,646,767 of the company’s own shares on the record date March 6, 2017, and that under the Limited Liability Companies Act, they cannot be used for participation in a shareholders’ meeting.

5                                                                 Recording the legality of the meeting

It was noted that AGM had been convened in the manner and within the time limits prescribed by the Limited Liability Companies Act and the company’s Articles of Association in a notice of meeting published on the company’s website on February 3, 2017 (Appendix 2). The notice of meeting was also published in the Helsingin Sanomat newspaper on February 6, 2017.

It was also noted that the Board of Directors has not received any demands for matters to be discussed at the AGM by the given deadline of January 6, 2017.

It was noted that the AGM was legally valid.

6 Presentation of the Financial Statements, the report of the Board of Directors, the Consolidated Financial Statements and the Auditor’s Report for the year 2016

It was noted that the information contained in the financial statement documents for 2016 was published in a stock exchange release on February 22, 2017, and that it had, since that date, been available for viewing on the company’s website at www.yitgroup.com/fi. A financial statement extract without appendices was also included in the distributed AGM material, which had been available to the participants of the meeting at the beginning of the meeting.

President and CEO Kari Kauniskangas presented the financial statements and Board of Directors’ report for 2016 (Appendix 3), as well as a status review of the company’s operations.

Auditor Juha Wahlroos presented the Auditor’s Report according to the new Auditing Act and read out the Auditor’s Opinion.

It was noted that the Auditor’s Report can be found on pages 170–174 of the Annual Report, as well as on pages 32–36 of the distributed AGM material (Appendix 4).

It was noted that the Auditor’s Report did not contain any remarks.

The Financial Statements, the Consolidated Financial Statements and the Auditor’sReport were noted as having been duly reviewed.

7                                                                 Adoption of the Financial Statements and the Consolidated Financial Statements

It was noted that the Auditor’s Report did not contain any remarks.

The company’s Consolidated Financial Statements and the parent company’s Financial Statements for 2016 were approved.

8                                                                 Decision on the distribution of the profit shown on the balance sheet

It was noted that the distributable funds of the parent company YIT Corporation on December 31, 2016 amounted to EUR 300,765,965.99, of which the net profit for the financial year 2016 is EUR 24,683,263.27.

The proposal of the Board of Directors regarding the distribution of profits was noted, according to which the shareholders are to be paid a dividend of 22 cents (EUR 0.22) per share from the company’s unrestricted equity. The right to the dividend rests with a shareholder who, by the record date, has been entered as a shareholder in the company’s shareholder register maintained by Euroclear Finland Ltd. The remaining profits after the distribution of dividend will remain in the company’s distributable funds.

It was noted that no dividend will be paid on the company’s own shares held by the company. The number of the company’s own shares held by the company on the date of the AGM is 1,646,767.

The proposal of the Board of Directors regarding the distribution of profits was approved.

9                                                                 Decision on the record date and payment date for dividend

It was noted that the Board of Directors had proposed that the right to dividend under section 8 rests with a shareholder who, by the record date of March 20, 2017, has been entered as a shareholder in the company’s shareholder register kept by Euroclear Finland Ltd. The Board of Directors proposes that the dividend be paid on April 4, 2017.

It was decided, in line with the Board’s proposal, that the right to dividend under section 8 rests with a shareholder who, by the record date of March 20, 2017, has been entered as a shareholder in the company’s shareholder register kept by Euroclear Finland Ltd, and that the payment date for the dividend is April 4, 2017.

10                                                          Decision on discharging the members of the Board of Directors and the President and CEO from liability

It was noted that the decision regarding discharge from liability for 2016 applies to the members of the Board of Directors and the company’s President and CEO.

It was decided to discharge them from liability.

11                                                          Resolution on the remuneration for the Chairman, Vice Chairman and members of the Board of Directors

Shareholders’ Nomination Board chairman Risto Murto gave a report on the Nomination Board’s work and presented the Nomination Board’s resolution proposals, published in a stock exchange release on January 17, 2017.

It was noted that the Nomination Board had proposed the following annual remuneration for the Board of Directors:

Chairman                                                                                                                                                                                                                 EUR 79,200

Vice Chairman and                                                                                                                                                                                                                                                    EUR 60,000

Chairman of the

Audit Committee

member                                                                                                                                                                                                                                                                                                                 EUR 46,800

In addition to the annual remuneration, it was proposed that a meeting fee of EUR 550 be paid to all members of the Board of Directors for each Board meeting and EUR 550 to the members of the committees for each committee meeting. Daily allowances for trips in Finland and abroad will be paid in accordance with the state’s travel compensation regulations.

In addition, the Shareholders’ Nomination Board has proposed that the award and payment of the fixed annual fee be contingent on the Board members committing to purchasing directly, based on the resolution of the Annual General Meeting, YIT Corporation shares amounting to 40% of the fixed annual fee from a regulated market (Nasdaq Helsinki Ltd) at a price determined by public trading, and that the shares in question be purchased directly on behalf of the Board members. The shares shall be purchased within two weeks of the publication of the interim report for the period January 1–March 31, 2017.

The announcement made by Tony Lindman, representing Nordea Bank AB (publ.) Finland, through a power of attorney, was noted as follows: a shareholder he represents, holding a total of 40,275 shares and voting rights, has announced that they will vote against the fees payable to the Chairman, Vice Chairman and Board members should voting take place. However, the shareholder has not made a counter-proposal or demanded a vote.

It was decided that the annual and meeting fees of the members of the Board of Directors will be paid in accordance with the Shareholders’ Nomination Board’s proposal.

12                                                          Resolution on the number of members of the Board of Directors

It was noted that, according to Article 4 of the Articles of Association, the company’s administration and proper organisation of operations are the responsibility of the Board of Directors, comprising a Chairman and Vice Chairman as well as a minimum of three (3) and a maximum of five (5) members, all elected by the AGM.

It was noted that the company’s Board of Directors currently comprises a Chairman, a Vice Chairman and three (3) members.

It was noted that the Shareholders’ Nomination Board has proposed in its proposal to the AGM published on January 17, 2017 that a Chairman, a Vice Chairman and four (4) ordinary members be elected to the Board of Directors.

It was decided that a Chairman, a Vice Chairman and four (4) ordinary members will be elected to the Board of Directors for a term ending at the close of the 2018 AGM.

13                                                          Election of the Chairman, Vice Chairman and members of the Board of Directors

It was noted that, under the Articles of Association, the AGM shall elect a Chairman, Vice Chairman and members to the Board of Directors.

It was noted that the meeting has resolved to elect four (4) members to the Board of Directors in addition to the Chairman and Vice Chairman.

It was noted that under Article 4 of the Articles of Association, the members’ term of office begins at the Annual General Meeting that elected them and ends at the close of the next Annual General Meeting.

The Board’s current composition was noted.

It was noted that the Shareholders’ Nomination Board, in its proposal to the AGM, published on January 17, 2017, had proposed that the following members be elected to the Board of Directors: as Chairman Matti Vuoria; as Vice Chairman Juhani Pitkäkoski; and as members, Satu Huber, Erkki Järvinen, Inka Mero and Tiina Suomela.

It was noted that all persons proposed for election to the Board of Directors have been presented on the company’s website in conjunction with the notice of meeting and the Board of Directors’ proposals and the distributed meeting materials.

It was noted that all members proposed to be elected to the Board of Directors had agreed to accept their positions and that they all were present. Furthermore, all of them introduced themselves to the AGM.

The announcement of Thomas Ellis, representing Skandinaviska Enskilda Banken AB’s (publ.) Helsinki branch office, through a power of attorney, was noted as follows: eighteen (18) shareholders he represents, holding a total of 275,519 shares and voting rights, have announced that they will vote against the decision on the election of Chairman, Vice Chairman and members to the Board of Directors. However, the shareholders have not made a counter-proposal or demanded a vote.

The announcement made by Tony Lindman, representing Nordea Bank AB (publ.) Finland, through a power of attorney, was noted as follows: a shareholder he represents, holding a total of 3,300 shares and voting rights, has announced that they will vote against the election of the Chairman, Vice Chairman and Board members should voting take place. Furthermore, a shareholder he represents, holding a total of 85,946 shares and voting rights, has announced abstaining from voting in the vote on the election of Chairman, Vice Chairman and members to the Board of Directors. However, the shareholders have not made a counter-proposal or demanded a vote.

Matti Vuoria was elected as Chairman, Juhani Pitkäkoski as Vice Chairman and Satu Huber, Erkki Järvinen, Inka Mero and Tiina Tuomela as members for a term ending, as prescribed by the Articles of Association, at the close of the next AGM following the election.

14                                                          Decision on the remuneration of the auditor

It was noted that the Board of Directors had proposed on the recommendation of the Audit Committee that the auditor’s fee will be paid as per invoices approved by the company.

It was decided that the auditor’s fees will be paid as per their invoices approved by the company.

15                                                          Election of the auditor

It was noted that, under Article 7 of the Articles of Association, the company shall have one auditor, which must be a firm of auditors approved by the Central Chamber of Commerce. The auditor’s term of office is the financial period in progress at the time of election and ends at the close of the next Annual General Meeting following the election.

The company’s current auditor, whose term of office ended at the close of the AGM, was noted.

In line with the proposal of the Board of Directors, PricewaterhouseCoopers Oy, Authorised Public Accountants, was elected as the company’s auditor.

It was noted that PricewaterhouseCoopers Oy had announced that Authorised Public Accountant Juha Wahlroos will act as the chief auditor.

It was noted that PricewaterhouseCoopers Oy and Juha Wahlroos, Authorised Public Accountant, have agreed to accept their position.

16                                                          Authorisation of the Board of Directors to decide on the repurchase of the company’s own shares

Chairman of the Board of Directors Matti Vuoria presented the Board’s proposal to authorise the Board of Directors to decide on the repurchase of own shares. He also presented a new incentive plan for the company’s executives and key personnel, which is being prepared by the Board of Directors.

It was noted that the Board’s proposal regarding its authorisation to repurchase a maximum of 10,760,000 of the company’s own shares by using funds included in the company’s unrestricted equity has been available for viewing by shareholders on the company’s website www.yitgroup.com/fi since February 3, 2017.

A decision was made to authorise the Board of Directors to repurchase a maximum of 10,760,000 of the company’s own shares in accordance with Appendix 5.

A decision was made to cancel the authorisation granted on March 15, 2016 to repurchase the company’s own shares, and it was decided that the authorisation now granted will remain in effect until March 31, 2018.

17                                                          Authorisation of the Board of Directors to decide on share issues

The Board of Director’s proposal for authorisation to be given to the Board to decide on share issues was presented.

The Board of Director’s proposal to authorise the Board of Directors to decide on share issues limited to a maximum of 25,000,000 shares was noted. The proposal has been available for viewing by shareholders on the company’s website as of February 3, 2017.

The announcement of Thomas Ellis, representing Skandinaviska Enskilda Banken AB’s (publ.) Helsinki branch office through a power of attorney, was noted as follows: seven (7) shareholders he represents, holding a total of 211,604 shares and voting rights, have announced that they will vote against the authorisation of the Board of Directors to decide on share issues, should voting take place. However, the shareholders have not made a counterproposal or demanded a vote.

A notification by Tony Lindman, who appeared using a power of attorney from Nordea Bank AB (publ.), that thirteen (13) shareholders represented by him, who represent 587,175 shares and votes, have announced that in a potential voting situation they will vote against the authorisation of the Board of Directors to decide on share issues was entered in the minutes. However, the shareholders have not made a counter-proposal or demanded a vote.

It was decided to authorise the Board of Directors to decide on share issues, and that the maximum number of shares to be issued in the share issues is 25,000,000, Appendix 5.

A decision was made to cancel the authorisation granted on March 15, 2016 to decide on share issues, and it was decided that the authorisation now granted will remain in effect until March 31, 2018.

18                                                          Closing of the meeting

It was noted that the items listed in the notice of meeting had been discussed.

The aforementioned voting instructions from the nominee registered shareholders represented by Skandinaviska Enskilda Banken AB (publ.), Helsinki branch office, and Nordea Bank AB (publ.), Finland branch, entered in the minutes above, were attached to the minutes (Appendix 6).

It was noted that the minutes of the meeting will be available for viewing by shareholders on March 30, 2017 at the latest on the company’s website www.yitgroup.com/fi.

The chairman thanked the participants and declared the meeting closed at 12:09 a.m.

The minutes of the meeting are confirmed by:

Pekka Jaatinen                                                                                                                                                        Juha Jauhiainen

Chairman                                                                                                        Secretary

We have inspected the above minutes and found them to be a true and accurate account of the meeting.

Jukka Ala-Mello                                                                                                                                                 Jukka Reijonen

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.